                                                                      EXHIBIT 12


                         THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                   Computation of Ratio of Earnings to Fixed Charges

                  (all amounts except ratios are shown in thousands)


                                              2002                2001                2000                1999           1998
                                          ----------          ----------          ----------          ----------       ----------

Pretax income                             $  180,388          $  139,949           $ 170,348          $ 195,350         $ 118,814

Add (deduct) earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                1,676                (558)              1,135             (3,195)           (1,470)

Add losses of less than 50%
  owned affiliates included
  in pretax income                               -                 2,162               1,818                 18               888

Add fixed charges net of
  capitalized interest                        23,298              25,041              26,869             29,696            18,976

Add previously capitalized
  interest amortized during
  period                                       1,159               1,634               1,255              1,446             1,191
                                          ----------           ---------          ----------          ---------         ---------

"Earnings"                                $  206,521           $ 168,228           $ 201,425          $ 223,315         $ 138,399
                                          ==========           =========          ==========          =========         =========

Gross interest expense                    $   22,239           $  24,142           $  26,282          $  28,953         $  20,743
  including capitalized
  interest ("Fixed Charges")

Ratio of earnings to                            9.29                6.97                7.66                7.71             6.67
  fixed charges
